Exhibit 99.1

The Transportation Logistics Company

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact:	David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

▪	Fourth quarter 2011 Revenue:	$1.2 billion; up 18%
▪	Fourth quarter 2011 Operating Income:	$122 million; up 26%
▪	Fourth quarter 2011 EPS:	61* cents vs. 46 cents

▪	Full Year 2011 Revenue:	$4.5 billion; up 19%
▪	Full Year 2011 Operating Income:	$444 million; up 28%
▪	Full Year 2011 EPS:	$2.11 vs. $1.56

*4Q 2011 results included $3.9 million of pretax expense (2 cents per diluted share) related to severance agreements for executive retirees and a charitable contribution.

LOWELL, ARKANSAS, January 26, 2012 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2011 net earnings of $72.6 million, or diluted earnings per share of 61 cents vs. fourth quarter 2010 net earnings of $57.9 million, or 46 cents per diluted share.  Fourth quarter 2011 results included $3.9 million of pretax expense related to severance agreements for executive retirees and a charitable contribution, which reduced net earnings by 2 cents per diluted share.

Total operating revenue for the current quarter was $1.2 billion, compared with $1.02 billion for the fourth quarter 2010.  All four segments contributed to this increase in operating revenue.  Load growth of 17% in Intermodal (JBI) helped drive a 24% increase in segment revenue.  Our Dedicated Contract Services (DCS) segment increased operating revenue by 9% primarily from new accounts.  Our Truck (JBT) and Integrated Capacity Solutions (ICS) segments increased revenue 8% and 19%, respectively, due to higher rates and an increase in fuel surcharges.  Current quarter total operating revenue, excluding fuel surcharges, increased 12% vs. the comparable quarter 2010.

Operating income for the current quarter increased to $122 million vs. $97 million for the fourth quarter 2010.  The increase in operating income is primarily from the higher revenue on greater load volumes, a reduction in insurance and claims costs, and continued improvement in other general cost controls.  Again, all four segments contributed to this increase in operating income with JBI and DCS accounting for nearly $22 million of the increase.

Net earnings rose 25% to $72.6 million in the current quarter from $57.9 million in 2010, primarily due to the growth in revenue, effective cost controls and a lower cost of borrowing.  Compared with the same period 2010, net interest expense in the current quarter was down $2.0 million, primarily due to a reduction in our average interest rate.  The effective income tax rate for the current quarter was 37.5% compared with 35.1% in 2010, which included the favorable resolution of uncertain tax positions in the prior year quarter.

“We are very pleased to close out the year with record revenues, net earnings and earnings per share in both the fourth quarter and the entire year of 2011.  All four segments improved from 2010 in the fourth quarter and full year.  During 2011, we began implementing improvements to the approach we take with our larger, more complex customers and we are satisfied so far with the results of these efforts.  The primary objective in collaborating with customers is to find new ways to integrate our complementary business segments to drive out cost and create efficiency.  We will continue to invest in customer centric services that produce sufficient rates of return and sustainable cycles of cash for further reinvestment and innovation in transportation solutions,” said John N. Roberts, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
▪	Fourth quarter 2011 Segment Revenue:	$729 million; up 24%
▪	Fourth quarter 2011 Operating Income:	$83.9 million; up 20%

JBI load volume grew 17% during the quarter, compared with 13% growth in the year earlier quarter.  Eastern network loads increased 35% and transcontinental growth showed a 9% improvement during the quarter.  Overall revenue grew 24% as a result of volume growth, fuel surcharge increases and a 4.6% increase in rates.

Operating income for the quarter grew 20%.  Peak season volumes were slightly less than anticipated; however, the demand for conversion from highway to rail continued to be strong.  Cost increases in both rail and dray purchased transportation, container cost and fuel were offset with customer price increases, fuel surcharges, and a lower percentage of empty repositioning moves.  The current period ended with more than 54,500 units of trailing capacity.  JBI incurred approximately $2.8 million in expense due to the severance and charitable commitments.

Dedicated Contract Services (DCS)
▪	Fourth quarter 2011 Segment Revenue:	$260 million; up 9%
▪	Fourth quarter 2011 Operating Income:	$27.4 million; up 40%

DCS revenue increased 9% during the current quarter vs. 2010, while revenue, excluding fuel surcharges, increased 5%.  The increase in revenue related to an increase in truck count as a result of new contracts awarded.  Productivity (revenue per truck per week) was consistent with the fourth quarter 2010.

Operating income increased 40% vs. same quarter 2010.  The increase in operating income primarily related to reductions in insurance and claims costs, the transfer of assets to more profitable accounts, improved cost controls, and the increase in revenue partly related to a higher truck count.  In the current quarter, DCS incurred approximately $0.6 million in expense due to the severance and charitable commitments.

Truck (JBT)
▪	Fourth quarter 2011 Segment Revenue:	$128 million; up 8%
▪	Fourth quarter 2011 Operating Income:	$ 7.1 million; up 61%

JBT revenue for the current quarter increased 8% with a 4% reduction in average tractors over the same period in 2010.  Excluding fuel surcharges, revenue increased 3% versus the same quarter in 2010.  Rates per mile, excluding fuel surcharges, increased 4.1% overall due largely to favorable changes in freight mix.  Rates from consistent shippers improved by 2.2% year-over-year.    At the end of the period, JBT’s tractor count was 2,585 compared to 2,588 a year ago.

Operating income for the current quarter increased 61% compared to the same quarter of 2010.  Lower maintenance costs; improvements in utilization and miles per gallon; better fuel surcharge recovery and an increase in gains on equipment sales were partially offset by increases in driver and independent contractor costs compared to the fourth quarter 2010.   JBT incurred $0.3 million in expense related to the severance and charitable commitments.

Integrated Capacity Solutions (ICS)
▪	Fourth Quarter 2011 Segment Revenue:	$99 million; up 19%
▪	Fourth Quarter 2011 Operating Income:	$4.1 million; up 25%

ICS revenue increased 19% in the current quarter vs. the fourth quarter 2010 due to an increase in load volume, higher pricing in both our contractual and transactional business and an increase in the cost of fuel. Gross profit (gross revenue less purchased transportation expense) increased 20% to $13.7 million from fourth quarter 2010. Gross profit margin increased slightly to 13.9% in the current quarter vs. 13.8% last year.  The operating leverage gained from a more experienced workforce contributed to the operating income increase compared to the fourth quarter of 2010.  Our carrier base increased 13% and our employee count increased 17% vs. fourth quarter 2010.  During the current quarter, ICS incurred approximately $0.2 million in expense due to the severance and charitable commitments.

Cash Flow and Capitalization:

At December 31, 2011, we had a total debt outstanding of $749 million on various debt instruments compared to $654 million at December 31, 2010 and $768 million at September 30, 2011.

Our net capital expenditures for the year ended 2011 approximated $446 million vs. $226 million in 2010.  The increase in capital expenditures was primarily due to increases in containers and chassis for our intermodal growth.  At December 31, 2011, we had cash and cash equivalents of $5.5 million.

In 2011, we used $246 million to purchase approximately 6.0 million shares of our common stock.  During the current quarter, our Board of Directors authorized a $500 million share repurchase program.  At December 31, 2011, we had approximately $503 million remaining under our share repurchase authorizations.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2010. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$974,009		$873,522
Fuel surcharge revenues	230,928		146,490
Total operating revenues	1,204,937	100.0%	1,020,012	100.0%

Operating expenses
Rents and purchased transportation	579,910	48.1%	470,252	46.1%
Salaries, wages and employee benefits	258,483	21.5%	237,176	23.3%
Fuel and fuel taxes	116,567	9.7%	94,189	9.2%
Depreciation and amortization	55,632	4.6%	50,094	4.9%
Operating supplies and expenses	39,636	3.3%	37,987	3.7%
Insurance and claims	12,399	1.0%	13,538	1.3%
General and administrative expenses, net of asset dispositions	8,386	0.7%	8,389	0.8%
Operating taxes and licenses	7,246	0.6%	6,864	0.7%
Communication and utilities	4,391	0.4%	4,175	0.5%
Total operating expenses	1,082,650	89.9%	922,664	90.5%
Operating income	122,287	10.1%	97,348	9.5%
Net interest expense	6,214	0.5%	8,164	0.8%
Earnings before income taxes	116,073	9.6%	89,184	8.7%
Income taxes	43,508	3.6%	31,331	3.0%
Net earnings	$72,565	6.0%	$57,853	5.7%
Average diluted shares outstanding	119,363		125,413
Diluted earnings per share	$0.61		$0.46

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,677,679		$3,277,218
Fuel surcharge revenues	849,163		516,267
Total operating revenues	4,526,842	100.0%	3,793,485	100.0%

Operating expenses
Rents and purchased transportation	2,122,811	46.9%	1,711,204	45.1%
Salaries, wages and employee benefits	1,001,953	22.1%	911,028	24.0%
Fuel and fuel taxes	463,597	10.2%	343,700	9.1%
Depreciation and amortization	213,943	4.7%	197,062	5.2%
Operating supplies and expenses	160,425	3.6%	152,500	4.0%
Insurance and claims	44,929	1.0%	48,280	1.3%
General and administrative expenses, net of asset dispositions	28,900	0.7%	37,017	1.0%
Operating taxes and licenses	27,871	0.6%	26,895	0.7%
Communication and utilities	18,180	0.4%	18,174	0.4%
Total operating expenses	4,082,609	90.2%	3,445,860	90.8%
Operating income	444,233	9.8%	347,625	9.2%
Net interest expense	28,500	0.6%	27,931	0.8%
Earnings before income taxes	415,733	9.2%	319,694	8.4%
Income taxes	158,727	3.5%	120,077	3.1%
Net earnings	$257,006	5.7%	$199,617	5.3%
Average diluted shares outstanding	121,922		127,767
Diluted earnings per share	$2.11		$1.56

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$728,795	60%	$588,020	58%
Dedicated	260,019	22%	237,855	23%
Truck	127,928	11%	118,048	12%
Integrated Capacity Solutions	98,881	8%	82,929	8%
Subtotal	1,215,623	101%	1,026,852	101%
Intersegment eliminations	(10,686)	(1%)	(6,840)	(1%)
Consolidated revenue	$1,204,937	100%	$1,020,012	100%

Operating income

Intermodal	$83,882	69%	$69,884	72%
Dedicated	27,356	22%	19,614	20%
Truck	7,076	6%	4,397	5%
Integrated Capacity Solutions	4,072	3%	3,261	3%
Other (1)	(99)	(0%)	192	0%
Operating income	$122,287	100%	$97,348	100%

	Twelve Months Ended December 31
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,672,955	59%	$2,141,200	56%
Dedicated	1,031,393	23%	906,760	24%
Truck	504,132	11%	479,475	13%
Integrated Capacity Solutions	355,817	8%	290,914	8%
Subtotal	4,564,297	101%	3,818,349	101%
Intersegment eliminations	(37,455)	(1%)	(24,864)	(1%)
Consolidated revenue	$4,526,842	100%	$3,793,485	100%

Operating income

Intermodal	$301,439	68%	$237,232	68%
Dedicated	103,087	23%	82,407	24%
Truck	26,670	6%	18,698	5%
Integrated Capacity Solutions	13,109	3%	9,275	3%
Other (1)	(72)	(0%)	13	0%
Operating income	$444,233	100%	$347,625	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2011	2010
Intermodal

Loads	333,000	285,581
Average length of haul	1,726	1,782
Revenue per load	$2,189	$2,059
Average tractors during the period *	3,109	2,665

Tractors (end of period)
Company-owned	2,901	2,592
Independent contractor	213	81
Total tractors	3,114	2,673

Net change in trailing equipment during the period	2,584	2,536
Trailing equipment (end of period)	54,506	45,666
Average effective trailing equipment usage	52,540	43,834

Dedicated

Loads	354,711	355,047
Average length of haul	210	197
Revenue per truck per week**	$4,172	$4,076
Average trucks during the period***	4,915	4,573

Trucks (end of period)
Company-owned	4,571	4,259
Independent contractor	17	23
Customer-owned (Dedicated operated)	330	357
Total trucks	4,918	4,639

Trailing equipment (end of period)	11,211	10,688
Average effective trailing equipment usage	12,472	12,323

Truck

Loads	113,893	109,923
Average length of haul	506	530
Loaded miles (000)	56,698	57,451
Total miles (000)	65,287	65,901
Average nonpaid empty miles per load	73.9	74.9
Revenue per tractor per week**	$3,960	$3,445
Average tractors during the period *	2,597	2,707

Tractors (end of period)
Company-owned	1,637	1,697
Independent contractor	948	891
Total tractors	2,585	2,588

Trailers (end of period)	9,302	10,115
Average effective trailing equipment usage	8,124	8,739

Integrated Capacity Solutions

Loads	63,997	61,538
Revenue per load	$1,545	$1,348
Gross profit margin	13.9%	13.8%
Employee count (end of period)	384	329
Approximate number of third-party carriers (end of period)	28,800	25,600

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2011	2010
Intermodal

Loads	1,248,302	1,075,027
Average length of haul	1,726	1,777
Revenue per load	$2,141	$1,992
Average tractors during the period *	2,924	2,531

Tractors (end of period)
Company-owned	2,901	2,592
Independent contractor	213	81
Total tractors	3,114	2,673

Net change in trailing equipment during the period	8,840	5,496
Trailing equipment (end of period)	54,506	45,666
Average effective trailing equipment usage	49,482	41,434

Dedicated

Loads	1,444,518	1,383,565
Average length of haul	205	197
Revenue per truck per week**	$4,175	$3,956
Average trucks during the period***	4,811	4,468

Trucks (end of period)
Company-owned	4,571	4,259
Independent contractor	17	23
Customer-owned (Dedicated operated)	330	357
Total trucks	4,918	4,639

Trailing equipment (end of period)	11,211	10,688
Average effective trailing equipment usage	12,711	12,297

Truck

Loads	444,851	465,493
Average length of haul	514	522
Loaded miles (000)	225,997	240,088
Total miles (000)	259,144	274,857
Average nonpaid empty miles per load	72.7	68.7
Revenue per tractor per week**	$3,869	$3,370
Average tractors during the period*	2,557	2,788

Tractors (end of period)
Company-owned	1,637	1,697
Independent contractor	948	891
Total tractors	2,585	2,588

Trailers (end of period)	9,302	10,115
Average effective trailing equipment usage	8,089	9,329

Integrated Capacity Solutions

Loads	253,575	230,726
Revenue per load	$1,403	$1,261
Gross profit margin	13.5%	14.2%
Employee count (end of period)	384	329
Approximate number of third-party carriers (end of period)	28,800	25,600

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,450	$7,651
Accounts Receivable	411,479	351,187
Prepaid expenses and other	96,613	103,807
Total current assets	513,542	462,645
Property and equipment	2,658,143	2,338,336
Less accumulated depreciation	931,273	858,852
Net property and equipment	1,726,870	1,479,484
Other assets	26,920	19,531
	$2,267,332	$1,961,660

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$50,000	$200,000
Trade accounts payable	251,625	192,103
Claims accruals	42,364	32,641
Accrued payroll	77,107	57,149
Other accrued expenses	17,419	19,191
Deferred income taxes	-	8,865
Total current liabilities	438,515	509,949

Long-term debt	699,177	454,207
Other long-term liabilities	45,382	39,480
Deferred income taxes	516,715	385,003
Stockholders' equity	567,543	573,021
	$2,267,332	$1,961,660

Supplemental Data
(unaudited)

	December 31, 2011	December 31, 2010

Actual shares outstanding at end of period (000)	116,932	121,490

Book value per actual share outstanding at end of period	$4.85	$4.72

	Twelve Months Ended December 31
	2011	2010

Net cash provided by operating activities (000)	$635,692	$428,078

Net capital expenditures (000)	$445,869	$225,932